Exhibit (c)(1)

Portions of Declaration of Trust Relating to Shareholders’ Rights:

5.1	Shares in the Series of the Trust.

A.    The Trustees shall have full power and authority, in their sole discretion, without obtaining the prior approval of the Shareholders (either with respect to the Trust as a whole or with respect to any series of the Trust) by vote or otherwise, to establish one or more series of Shares of the Trust. The establishment of any such series shall be effective upon the adoption by a majority of the Trustees then in office of a resolution establishing such series and setting the voting rights, preferences, designations, conversion or other rights, restrictions, limitations as to distributions, conditions of redemption, qualifications, or other terms of the Shares of such series. The beneficial interest in each series of the Trust shall at all times be divided into full and fractional transferable Shares without par value. There is no numerical limitation on the number of Shares of a series that may be issued. The investment objective, policies, and restrictions governing the management and operations of each series of the Trust, including the management of assets belonging to any particular series, may from time to time be changed or supplemented by the Trustees, subject to the requirements of the Act. The Trustees may from time to time divide or combine the outstanding Shares of any one or more series of the Trust into a greater or lesser number without thereby changing their proportionate beneficial interests in the Trust assets allocated or belonging to such series.

Subject to the respective voting rights, preferences, participating or other special rights and qualifications, restrictions, and limitations expressly provided for in this Declaration of Trust or the Code of Regulations with respect to Shares of each series of the Trust, the Trustees have the power to classify or reclassify Shares of any series of the Trust into one or more classes by setting or changing in any one or more respects, from time to time, the preferences, designations, conversion or other rights, restrictions, limitations as to dividends, conditions of redemption, qualifications, or other terms applicable to Shares of such class. All references in this Declaration of Trust to Shares of any series of the Trust shall include and refer to the Shares of any class thereof.

B.    Shares of each series of the Trust shall have the following preferences, participating or other special rights, qualifications, restrictions and limitations:

(1)    Assets Belonging to a Series.    All consideration received by the Trust for the issue or sale of Shares of any series, together with all assets in which such consideration is invested or reinvested, including any proceeds derived from the sale, exchange, or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall be referred to as “assets belonging to” that series. In addition, any assets, income, earnings, profits or proceeds thereof, or funds or payments which are not readily identifiable as belonging to a particular series shall be allocated by the Trustees to one or more series (such allocation to be conclusive and binding upon the Shareholders of all series for all purposes) in such manner as they, in their sole discretion, deem fair and equitable, and shall also be referred to as “assets belonging to” such series. Such assets belonging to a particular series shall irrevocably belong for all purposes to the Shares of the series, and shall be so handled upon the books of account of the Trust. Such assets and the income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange, or liquidation thereof, and any funds or payments derived from any reinvestment of such proceeds in whatever form, are herein referred to as “assets belonging to” such a series. Shareholders of any series shall have no right, title or interest in or to the assets belonging to any other series.

(2)    Liabilities Belonging to a Series.    The assets belonging to any series of the Trust shall be charged with the direct liabilities in respect of such series and with all expenses, costs, charges, and reserves attributable to such series, and shall also be charged with the share of such series of the general liabilities, expenses, costs, charges, and reserves of the Trust which are not readily identifiable as belonging to a particular series in proportion to the relative net assets of the respective series, as determined at such time or times as may be authorized by the Trustees. Any such determination by the Trustees shall be conclusive and binding upon the Shareholders of all series for all purposes; provided, however, that under no circumstances shall the assets allocated or belonging to any series of the Trust be charged with liabilities directly attributable to any other series. The liabilities so charged to a series are herein referred to as “liabilities belonging to” such series. All persons who may have extended credit to a particular series or who have contracts or claims with respect to a particular series shall look only to the assets of that particular series for payment of such contracts or claims.

(3)    Liquidating Distributions.    In the event of the termination of the Trust or a particular series thereof and the winding up of its affairs, the Shareholders of the Trust or such particular series shall be entitled to receive out of the assets of the Trust or belonging to the particular series, as the case may be, available for distribution to Shareholders, but other than general assets not belonging to any particular series of the Trust, the assets belonging to such series; and the assets so distributable to the Shareholders of any series shall be distributed among such Shareholders in proportion to the number of Shares of such series held by them and recorded in their names on the books of the Trust. In the event that there are any general assets not belonging to any particular series of the Trust available for distribution, such distribution shall be made to the Shareholders of all series subject to such termination and winding up in proportion to the relative net assets of the respective series determined as hereinafter provided and the number of Shares of such series held by them and recorded in their names on the books of the Trust.

(4)    Dividends and Distributions.    Shares of each series shall be entitled to such dividends and distributions in Shares or in cash or both, as may be declared from time to time by the Trustees, acting in their sole discretion, with respect to such series, provided, however, that dividends and distributions on Shares of a particular series shall be paid only out of the lawfully available “assets belonging to” such series as such term is defined in this Declaration of Trust.

5.2    Purchase of Shares.    The Trustees may accept investments in each series of the Trust from such Persons for such consideration and on such other terms as they may from time to time authorize. The Trust may reject any order for, or refuse to give effect on the books of the Trust to the transfer of, any Shares as permitted under the Act. Each such investment shall be credited to the Shareholder’s account in the form of full and fractional Shares of the appropriate series of the Trust, at the net asset value per Share next computed after receipt of the investment.

5.3    Net Asset Value Per Share.    The net asset value per Share of each series of the Trust shall be computed at such time or times as the Trustees may specify pursuant to the Act. Assets shall be valued and net asset value per Share shall be determined by such Person or Persons as the Trustees may appoint under the supervision of the Trustees in such manner not inconsistent with the Act and any orders of the Securities and Exchange Commission received by the Trust, as the Trustees may determine.

5.4    Ownership of Shares.    The ownership of Shares shall be recorded separately with respect to each series on the record books of the Trust. Certificates for Shares shall be issued to holders of such Shares only upon the authorization of the Trustees, in their discretion, to issue such certificates, and shall be issued, if at all, subject to such rules and regulations as the Trustees may determine. The Trustees may make such rules as they consider appropriate for the transfer of Shares and similar matters. The record books of the Trust shall be conclusive as to the identity of holders of Shares and as to the number of Shares of each series held by each Shareholder.

5.5    Preemptive Rights.    Shareholders shall have no preemptive or other rights to subscribe to any additional Shares or other securities issued by the Trust or by the Trustees.

5.6    Redemption of Shares.    To the extent of the assets of the Trust legally available for such redemption, a Shareholder of any series of the Trust shall have the right, subject to the provisions of Section 5.7 hereof, to require the Trust to redeem his full and fractional Shares of any series out of assets belonging to such series at a redemption price equal to the net asset value per Share next determined after receipt of a request to redeem in proper form as determined by the Trustees. The Trustees shall establish such rules and procedures as they deem appropriate for redemption of Shares; provided, however, that all redemptions shall be in accordance with the Act. Without limiting the generality of the foregoing, the Trust shall, to the extent permitted by applicable law, have the right at any time to redeem the Shares owned by any holder thereof (i) if the value of such Shares in an account maintained by the Trust or its transfer agent for any Shareholder with respect to any series of the Trust is less than the amount specified by resolution of the Trustees; provided, however, that any such Shareholder shall be notified that the value of his account is less than such amount, and shall be allowed such period of time as specified by resolution of the Trustees to make additional purchases of Shares of the appropriate series so that the value of his account may be increased before any such involuntary redemption is processed by the Trust; or (ii) if the net income with respect to any particular series of the Trust should be negative or it should otherwise be appropriate to carry out the Trust’s responsibilities under the Act, in each case subject to such further terms and conditions as the Board of Trustees of the

Trust may from time to time adopt. The redemption price of Shares of any series of the Trust shall, except as otherwise provided in this section, be the net asset value thereof as determined by the Board of Trustees of the Trust from time to time in accordance with the provisions of applicable law, less such redemption fee or other charge, if any, as may be fixed by resolution of the Board of Trustees of the Trust. When the net income with respect to any particular series of the Trust is negative or whenever deemed appropriate by the Board of Trustees of the Trust in order to carry out the Trust’s responsibilities under the Act, any series of the Trust may, without payment of compensation but in consideration of the interests of the Trust or a particular series thereof and of the Shareholders of the Trust or of such series in maintaining a constant net asset value per Share with respect to such series, redeem pro rata from each holder of record on such day, such number of full and fractional Shares of such series as may be necessary to reduce the aggregate number of outstanding Shares of such series in order to permit the net asset value thereof to remain constant. Payment of the redemption price, if any, shall be made in cash by the appropriate series of the Trust at such time and in such manner as may be determined from time to time by the Board of Trustees of the Trust unless, in the opinion of the Board of Trustees, which shall be conclusive and binding upon the Shareholders for all purposes, conditions exist which make payment wholly in cash unwise or undesirable; in such event the appropriate series of the Trust may make payment in the assets belonging or allocable to such series, the value of which shall be determined as provided herein.

5.7    Suspension of Right of Redemption.    The Trustees may suspend the right of redemption by Shareholders or postpone the date of payment or the recordation of transfer of Shares of any series, as permitted under the Act or applicable law. Such suspension or postponement shall take effect at such time as the Trustees shall specify but not later than the close of business of the business day following the declaration of suspension or postponement, and thereafter there shall be no right of redemption or payment or transfer until the Trustees shall declare the suspension at an end. In case of suspension of the right of redemption, a Shareholder may either withdraw his request for redemption or receive payment based on the net asset value existing after the termination of the suspension.

5.8    Conversion Rights.    The Trustees shall have the authority to provide from time to time that the holders of Shares of any series shall have the right to convert or exchange said Shares for or into Shares of one or more other series in accordance with such requirements and procedures as may be established from time to time by the Trustees.

8.    Shareholder’s Voting Powers and Meetings.    Shareholders shall have such power to vote as is provided in, and may hold meetings and take actions pursuant to the provisions of this Declaration of Trust or the Code of Regulations.

9.4    Limitation of Shareholder Liability.    Shareholders shall not be subject to any personal liability in connection with the assets of the Trust for the acts or obligations of the Trust. The Trustees shall have no power to bind any Shareholder personally or to call upon any Shareholder for the payment of any sum of money or assessment whatsoever other than such as the Shareholder may at any time, personally agree to pay by way of subscription to any Share or otherwise. Every obligation, contract, instrument, certificate, Share, other security or undertaking of the Trust, and every other act whatsoever executed in connection with the Trust shall be conclusively presumed to have been executed or done by the executors thereof only in their capacities as Trustees under this Declaration of Trust or in their capacity as officers, employees, or agents of the Trust, and not individually. Every note, bond, contract, order, or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust or to any series of the Trust, and the stationery used by the Trust, shall include a recitation limiting the obligation represented thereby to the Trust and its assets (but the omission of such a recitation shall not operate to bind any Shareholder), as follows:

“The names ‘HighMark Funds’ and ‘Trustees of HighMark Funds’ refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under this Declaration of Trust, dated March 10, 1987 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of ‘The Merus Group’ entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.”

The rights accruing to a Shareholder under this Section 9.4 shall not exclude any other right to which such Shareholder may be lawfully entitled, nor shall anything herein contained restrict the right of the Trust to indemnify or reimburse a Shareholder in any appropriate situation even though not specifically provided for herein provided, however, that a Shareholder of any series of the Trust shall be indemnified only from assets belonging to that series.

9.5    Indemnification of Shareholders.    In case any Shareholder or former Shareholder shall be held to be personally liable solely by reason of his being or having been a Shareholder and not because of his acts or omissions or for some other reason, the Shareholder or former Shareholder (or his heirs, executors, administrators, or other legal representatives, or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled out of the Trust estate to be held harmless from and indemnified against all loss and expense arising from such liability. The Trust shall, upon request by the Shareholder, assume the defense of any claim made against any Shareholder for any act or obligations of the Trust, and shall satisfy any judgment thereon.

9.6    Liabilities of a Series.    Liabilities belonging to any series of the Trust, including, without limitation, expenses, fees, charges, taxes, and liabilities incurred or arising in connection with a particular series, or in connection with the management thereof, shall be paid only from the assets belonging to that series.

10.3    Termination of Trust.    This Trust shall continue without limitation of time; provided, however, that:

A.    The Trustees, with the vote of a majority of the outstanding Shares of any series of the Trust, may sell and convey the assets belonging to such series to another trust or corporation organized under the laws of any state of the United States, which is a management investment company as defined in the Act, for an adequate consideration which may include the assumption of all outstanding obligations, taxes, and other liabilities, accrued or contingent, of the series and which may include beneficial interests of such trust or stock of such corporation. Upon making provision for the payment of all such liabilities, by such assumption or otherwise, the Trustees shall distribute the remaining proceeds ratably among the holders of the Shares of the series then outstanding.

B.    The Trustees, with the vote of a majority, of the outstanding Shares of any series of the Trust, may sell and convert into money all the assets belonging to such series. Upon making provision for the payment of all outstanding obligations, taxes, and other liabilities, accrued or contingent, of the series, the Trustees shall distribute the remaining assets belonging to such series ratably among the holders of the outstanding Shares of the series.

C.    Without the vote of a majority of the outstanding Shares of any series of the Trust (unless Shareholder approval is otherwise required by applicable law), the Trustees may combine the assets belonging to any two or more series into a single series if the Trustees reasonably determine that such combination will not have a material adverse effect on the Shareholders of each series affected thereby.

D.    After the effective date of the determination of the Trustees under paragraph A or B above,

(1)    The Trust shall carry on no business relating to the assets of such series except for the purpose of winding up the affairs of such series.

(2)    The Trustees shall proceed to wind up the affairs of such series and all of the powers of the Trustees under this Declaration of Trust shall continue until the affairs of such series shall have been wound up, including the power to fulfill or discharge the contracts of the Trust relating to such series, to collect assets of such series, to sell, convey, assign, exchange, transfer, or otherwise dispose of all or any part of the remaining assets of such class to one or more Persons at public or private sale for consideration that may consist in whole or in part of cash, securities, or other property of any kind, to discharge or pay its liabilities, and to do all other acts appropriate to liquidate the business of such series.

Upon completion of the distribution of the remaining proceeds or the remaining assets as provided in paragraphs A and B of this section, the Trustees may authorize the termination of that series of the Trust. Such termination shall be effective upon filing with the State Secretary of the Commonwealth of Massachusetts of an instrument setting forth such termination, at which time the Trustees shall be discharged of any and all further liabilities and duties hereunder relating to such series and the right, title and interest of all parties shall be cancelled and discharged with respect to such series. Such instrument shall constitute an amendment to this Declaration of Trust when filed with the State Secretary of the Commonwealth of Massachusetts as provided in this Title X.

10.8    Amendment Procedure.

A.    Subject to the provisions of subsections B and C of this Section 10.8, this Declaration of Trust may be amended by the affirmative vote of the holders of not less than a majority of the outstanding Shares (except that an amendment which shall affect the holders of one or more series of Shares but not the holders of all outstanding series shall be authorized by vote of the Shareholders holding a majority of the Shares entitled to vote of each series affected and no vote of Shareholders of a series not affected shall be required) or by any larger vote as may be required by any provisions of applicable law.

B.    Notwithstanding any other provisions hereof, until such time as a Registration Statement under the Securities Act of 1933, as amended, covering the first public offering of securities of the Trust shall have become effective, this Declaration of Trust may be terminated or amended in any respect by the affirmative vote of a majority of the Trustees.

C.    The Trustees may also amend this Declaration without the vote of Shareholders to cure any error or ambiguity or to change the name of the Trust or, if they deem it necessary, to conform this Declaration of Trust to the requirements of applicable state or federal laws or regulations or the requirements of the regulated investment company provisions of the Internal Revenue Code of 1986, but the Trustees shall not be liable for failing to do so.